UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2026

PAGERDUTY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38856	27-2793871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Townsend St., Suite 200 San Francisco, CA		94103
(Address of principal executive offices)		(Zip Code)

(844) 800-3889
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000005 per share	PD	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2026, PagerDuty, Inc. (the “Company”) announced the appointment of John DiLullo as the Company’s Chief Executive Officer (“CEO”), effective May 11, 2026 (the “Appointment Date”). In connection with the Company’s planned leadership transition, Jennifer Tejada, who has served as the CEO of the Company since 2016, will cease to serve as CEO on the Appointment Date.  From the Appointment Date until the date on which she no longer serves in such position (the “Transition Date”), Ms. Tejada will serve as Executive Chair of the Company.  Ms. Tejada’s service as Executive Chair will end on the Transition Date, and from the Transition Date until the Company’s 2027 annual meeting of stockholders (the “2027 Annual General Meeting”), Ms. Tejada will continue to serve as a non-employee member of the Board of Directors of the Company (the “Board”).

Appointment of Mr. DiLullo as CEO and Appointment as Director

On the Appointment Date, Mr. DiLullo will be appointed as the Company’s CEO and as a member of the Board. Mr. DiLullo will serve as a Class III director of the Company with a term expiring at the Company’s 2028 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Mr. DiLullo, 59, is a seasoned public-company leader with a track record of transforming enterprise software and cybersecurity businesses at critical inflection points. He is a growth-oriented technology executive with more than 25 years of experience leading enterprise software, cloud, and cybersecurity companies. Mr. DiLullo most recently served as CEO of Deepwatch, Inc., a role he assumed in 2024, until May 2026. From 2022 until 2024, Mr. DiLullo served as CEO of LiveVox, Inc. From 2021 to 2022, Mr. DiLullo served as Chief Revenue Officer of Forcepoint, LLC, and Mr. DiLullo served as CEO of Lastline, Inc. from 2018 to 2020. He has also held senior leadership roles with Cisco Systems, Aruba Networks, and Avaya. Mr. DiLullo currently serves as a member of the board of directors of D-Wave Quantum, Inc., as a board advisor to Tetrate.io, and as a member of the Engineering Advisory Board of Villanova University.

Offer Letter and Sign-On Bonus Letter with Mr. DiLullo

In connection with Mr. DiLullo’s appointment as CEO, the Company and Mr. DiLullo entered into an offer letter (the “Offer Letter”) pursuant to which Mr. DiLullo’s annual base salary will be $600,000 and his target annual bonus opportunity will be $600,000 (with his annual bonus with respect to fiscal year 2027 to be prorated and no less than $300,000). Beginning in fiscal year 2028, Mr. DiLullo’s annual bonus will be based solely on achievement of applicable performance metrics. In addition, Mr. DiLullo will be eligible to receive one-time equity awards with an aggregate target value of $19,000,000, consisting of the following: (a) a restricted stock unit award with a target value of $7,000,000, to be granted on or around Mr. DiLullo’s employment start date and subject to time-based vesting over four years; (b) a performance restricted stock award with a target value of $7,000,000, to be granted on or around Mr. DiLullo’s employment start date and which is eligible to be earned based on applicable annual performance metrics over a period of three years, including, for the first year of such award, the Company’s relative total shareholder return (the “PSU Grant”); and (c) two restricted stock unit awards structured to incentivize sustained increase in the Company’s stock price, each with a target value of $2,500,000, which will be awarded only upon the Company’s achievement of specified stock‑price thresholds, to be granted as soon as practicable following the period in which the Company’s average stock price, computed over the prior 60-day trading period, reaches $10.00 or $13.00, respectively, subject to time-based vesting over four years following the applicable grant date, and which awards are eligible to be granted only if the applicable stock price threshold is achieved prior to the third anniversary or the fifth anniversary of the grant date, respectively (the “Market-Based RSU Grants”).

If Mr. DiLullo’s employment is terminated without cause or for good reason (other than within three months before or 24 months following a change in control), he would be eligible for (i) a lump sum cash severance amount equal to the product of 1.0 multiplied by the sum of his annual base salary and target annual bonus opportunity, (ii) accelerated vesting of his then outstanding time-based equity awards with respect to that number of shares equal to 50% of the number of shares originally subject to such equity awards (with performance-based equity awards treated in accordance with the applicable award agreements), (iii) a prorated amount of his target annual bonus opportunity from the beginning of the Company’s fiscal year until the date of termination, payable in a lump sum, and (iv) subsidized continuation of the health plan benefits for Mr. DiLullo and his eligible dependents for up to 12 months following the date of termination.

If Mr. DiLullo’s employment is terminated without cause or for good reason within three months before or 24 months following a change in control, he would be eligible for (i) a lump sum cash severance amount equal to the product of 1.5 multiplied by the sum of his annual base salary and target annual bonus opportunity, (ii) full accelerated vesting and exercisability, as applicable, of 100% of his then outstanding time-based equity awards, (iii) a lump sum cash payment in respect of the applicable portions of his PSU Grant for which the performance criteria have not previously been determined, determined based on target levels, (iv) a lump sum cash payment in respect of his Market-Based RSU Grants, determined based on target levels, payable only if the price per share of Company common stock in such change in control transaction equals or exceeds the relevant threshold price ($10.00 or $13.00), and the change in control transaction occurs before such Market-Based RSU Grants would have otherwise been forfeited, (v) a prorated amount of his target annual bonus opportunity from the beginning of the Company’s fiscal year until the date of termination, payable in a lump sum, and (vi) subsidized continuation of the health plan benefits for Mr. DiLullo and his eligible dependents for up to 18 months following the date of termination.

The foregoing severance benefits are subject to Mr. DiLullo’s execution of a release of claims in favor of the Company.  If a payment to Mr. DiLullo (whether under the Offer Letter or otherwise) would be subject to Section 280G of the Internal Revenue Code, such payment would be reduced to the extent he would be better off on an after-tax basis.

The Company and Mr. DiLullo entered into a separate letter agreement in respect of Mr. DiLullo’s appointment as CEO providing for a sign-on bonus of $300,000 (the “Sign-On Bonus Letter”), subject to repayment by Mr. DiLullo as to a prorated portion in the event Mr. DiLullo’s employment is terminated for cause or without good reason prior to the 12-month anniversary of his start date.

The foregoing description of the Offer Letter and the Sign-On Bonus Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Offer Letter and the Sign-On Bonus Letter, a copy of each of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ending April 30, 2026.

Transition Agreement with Ms. Tejada

The Company has entered into a transition agreement (the “Transition Agreement”) with Ms. Tejada.  Pursuant to the Transition Agreement, from the Appointment Date until the Transition Date, Ms. Tejada will serve as Executive Chair of the Company.  From the Transition Date until the date of the 2027 Annual General Meeting, Ms. Tejada will continue to serve as a non-employee member of the Board.

During the Executive Chair period (being the period from the Appointment Date until the Transition Date), Ms. Tejada will remain eligible to receive her base salary and employee benefits in accordance with her existing offer letter with the Company. Ms. Tejada’s annual bonus for fiscal year 2027 will be prorated through the Appointment Date and paid at the same time bonuses are paid to other senior executives of the Company, subject to Ms. Tejada’s continued employment through the Appointment Date (unless her employment is earlier terminated by the Company without cause). Ms. Tejada will not be eligible for an annual bonus or additional equity award grants in respect of her service as Executive Chair. On and after the Transition Date, Ms. Tejada will be eligible to receive compensation in accordance with the Company’s non‑employee director compensation policy. Ms. Tejada’s outstanding equity awards that remain unvested as of the date of the 2027 Annual General Meeting will vest in full on such date or on an earlier qualifying termination of Ms. Tejada’s employment or service, in recognition of Ms. Tejada’s continued service through a critical transition period.

Upon termination of Ms. Tejada’s employment on the Transition Date or due to an earlier termination by the Company without cause, Ms. Tejada would be eligible for the COBRA benefits set forth in her existing offer letter with the Company until the first anniversary of the 2027 Annual General Meeting (or a cash payment in lieu thereof if applicable law would preclude such benefits). Ms. Tejada will remain eligible to receive the severance set forth in her existing offer letter with the Company in connection with a change in control.

The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Transition Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ending April 30, 2026.

Item 7.01.	Regulation FD Disclosure.

On May 11, 2026, the Company issued a press release announcing the appointment of Mr. DiLullo as the Company’s CEO and Ms. Tejada’s transition to Executive Chair of the Company. In the press release, the Company also reaffirmed its outlook for the first quarter and full fiscal year 2027, previously provided on March 12, 2026. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that section. The information in this Item 7.01 shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated May 11, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PagerDuty, Inc.

Dated: May 11, 2026

	By:	/s/ Christopher Ferro
Name:	Christopher Ferro
Title:	Chief Legal Officer & Secretary